                                                                 EXHIBIT (11)(b)

Deloitte & Touche LLP
200 Berkeley Street
Boston, Massachusetts 02116

Tel: (617) 437-2000
Fax: (617) 437-2111
www.deloitte.com

[Deloitte & Touche logo]


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to the Registration Statement (No. 33-74628) on Form N-1A of our report dated June 16, 2003 relating to the financial statements and financial highlights which appear in the April 30, 2003 Annual Report to Shareholders of the State Street Research Large-Cap Analyst Fund (a series of State Street Research Securities Trust), which report is also incorporated by reference in the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
August 25, 2003